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                                                                    EXHIBIT 99.1


[Reliant Resources, Inc. Logo]




FOR MORE INFORMATION:                       PAT HAMMOND, MEDIA   (713) 207-7723
                                            DAN HANNON, INVESTORS (713) 207-6149

FOR IMMEDIATE RELEASE:                      NOVEMBER 13, 2002


                 RISING NATURAL GAS PRICES CAUSE RELIANT ENERGY
                       TO SEEK ELECTRICITY PRICE INCREASE


HOUSTON, TX. - Reliant Energy Retail Services has filed a request with the Public Utility Commission to adjust the fuel portion of electricity prices for its residential and small business customers in the Houston area to reflect significant increases in natural gas prices.

The proposed increase in Reliant Energy's price is 2.6 percent. The change would increase the bill of a typical residential customer using 1,000 kilowatt-hours of electricity per month by approximately $2, increasing the cost per kwh from
9.12 cents to 9.36 cents. Even after adjusting for this increase in fuel prices, Reliant Energy's price for residential customers will still be 10 percent lower than it was in December 2001.

Since Reliant Energy's current prices for Houston-area customers were established in August, the market price of natural gas has increased 7.7 percent, from $3.73 per MMBtu to $4.02 per MMBtu in November.

In January 2002, Reliant Energy reduced electricity prices for residential customers by 17 percent from 10.40 cents per kwh to 8.62 cents under provisions of the Texas Electric Choice Act, which established retail competition in the electric industry in Texas. Under this act, Reliant Energy may request an increase or decrease of its price for residential and small business customers in the Houston area up to twice a year for significant changes in the price of natural gas and purchased power.

Programs are available to help mitigate the impact of higher bills for customers who qualify. Low-income customers may qualify for a discount on their electric bills through a state-administered energy assistance program called LITE-UP Texas. In addition, balanced billing is available to help even out monthly payments, which can spike during periods of high electricity usage.


                                     -more-
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Reliant Energy Retail Services, a unit of Reliant Resources, provides electric service to residential and small business customers throughout Texas, marketing those services under the Reliant Energy brand name. Reliant Resources (NYSE:
RRI), based in Houston, Texas, provides electricity and energy services to wholesale and retail customers in the U.S. and Europe. It has more than 21,000 megawatts of power generation capacity in operation, under construction or under contract in the U.S. The company also has nearly 3,500 megawatts of power generation in operation in Western Europe. At the retail level, Reliant Resources provides a complete suite of energy products and services to 1.7 million electricity customers in Texas ranging from residences and small businesses to large commercial, institutional and industrial customers. For more information, visit our Web site at www.reliant.com.


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